Exhibit 4.5
DESCRIPTION OF THE SECURITIES OF KEZAR LIFE SCIENCES, INC.

Kezar Life Sciences, Inc. has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (i) common stock, par value $ 0.001 per share; and (ii) preferred share purchase rights. All references to the “we,” “our,” or “us” refer to Kezar Life Sciences, Inc.
The following description of our capital stock, provisions of our amended and restated certificate of incorporation (as amended, the “Restated Certificate”), amended and restated bylaws (the “Bylaws”), certificate of designation of rights, preferences and privileges of Series A junior participating preferred stock (the “Certificate of Designation”), the Rights Agreement (as defined below), and certain provisions of Delaware law are summaries and do not purport to be complete. You should also refer to the Restated Certificate, the Bylaws, the Certificate of Designation and the Rights Agreement, which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. We encourage you to read these documents for additional information.
General
Our authorized capital consists of (i) 250,000,000 shares of common stock, par value $0.001 per share; and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, of which 500,000 shares are designated Series A Junior Participating Preferred Stock, par value $0.001 per share, which shares are individually referred to as a “Series A Preferred Share,” and collectively referred to as the “Series A Preferred Shares.” All other shares of preferred stock are undesignated. For a description of the rights of our Series A Preferred Shares, see below under the heading “Stock Purchase Rights—Series A Preferred Share Provisions.”
Common Stock
Voting Rights
The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. The affirmative vote of holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock, voting as a single class, will be required to amend certain provisions of our Restated Certificate of incorporation, including provisions relating to amending our Bylaws, the classified board, the size of our board of directors, removal of directors, director liability, vacancies on our board, special meetings, stockholder notices, actions by written consent and exclusive jurisdiction.
Dividends
Subject to preferences that may apply to any outstanding preferred stock, holders of our common stock are entitled to receive ratably any dividends that our board of directors may declare out of funds legally available for that purpose on a non-cumulative basis.

Liquidation
In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock.
Rights and Preferences
Holders of our common stock have no preemptive, conversion, or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of Series A Preferred Shares, upon issuance of any such shares, and shares of any other series of our preferred stock that we may designate in the future.
Preferred Stock
Pursuant to our Restated Certificate, our board of directors has the authority to determine the number, rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of our common stock. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action, or make the removal of management more difficult.
The Delaware General Corporation Law, or DGCL, which is the law of the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our certificate of incorporation if the amendment would change the par value, the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be, or, unless the certificate of incorporation provided otherwise, the number of authorized shares of the class. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.
Stock Purchase Rights
On October 17, 2024, our board of directors declared a dividend of one preferred share purchase right, individually referred to as a “Purchase Right,” and collectively referred to as the “Purchase Rights,” to purchase one-thousandth of one share of our Series A Preferred Shares for each outstanding share of our common stock to the stockholders of record as of the close of business on October 28, 2024, and adopted a limited duration stockholder rights plan, as set forth in the Rights Agreement, dated as of October 17, 2024 and as amended by Amendment No. 1 dated as of December 3, 2024 and by Amendment No. 2 dated as of October 16, 2025, or the Rights Agreement, by and between us and Computershare Trust Company, N.A., as rights agent, or the Rights Agent. The Rights Agent serves as our transfer agent with respect to our common stock and was also appointed transfer agent with respect to the Series A Preferred Shares, if any, that may be issued pursuant to the exercise of Purchase Rights under the Rights Agreement. The Purchase Rights will expire on the day following the certification of the voting results of Company’s 2026 annual meeting of stockholders, or the Final Expiration Date, unless the Company's stockholders approve or ratify the Rights Agreement at the 2026 annual meeting, in which case the Final Expiration Date shall be the day following the certification of the voting results of the Company's 2027 annual meeting, or if the Purchase Rights are earlier redeemed or exchanged by us.
In connection with a ten-for-one reverse stock split of our common stock effected on October 29, 2025, or the Reverse Stock Split, the number of shares of Series A Preferred Shares purchasable upon the exercise of each Purchase Right was increased from one one-thousandth of a Series A Preferred Share to one one-hundredth of a Series A Preferred Share and the number of outstanding Purchase Rights was decreased by a factor of ten such that each share of common stock outstanding immediately after the Reverse Stock Split has issued with respect to it one Purchase Right. The exercise price of each Purchase Right was also adjusted such that each Purchase Right will allow its holder to purchase from the Company one one-hundredth of a Series A Preferred Share for $71.60, once the Purchase Rights become exercisable.
In general terms, the Rights Agreement works by imposing a significant penalty upon any person or group that acquires beneficial ownership of 10% (15% in the case of a passive institutional investor) or more of the outstanding shares of our common stock without the approval of our board.
The Purchase Rights
The Purchase Rights will not be exercisable and will trade with shares of our common stock until the earlier to occur of (i) the tenth calendar day (or such later date as may be determined by the board) after a person or group acquires beneficial ownership of 10% (15% in the case of a passive institutional investor) or more of our outstanding common stock, or an Acquiring Person; or (ii) the tenth business day (or such later date as may be determined by action of the Board prior to such time as any person or entity becomes an Acquiring Person) following the date of commencement of, or the first announcement of, an intention to commence, a tender offer or exchange offer, the consummation of which would result in any person or entity or group of persons or entities acting in concert becoming an Acquiring Person; provided, however, the term “Acquiring Person” is subject to certain customary exceptions whereby certain stockholders that would have otherwise been an Acquiring Person are excluded from the definition of “Acquiring Person.” Any Purchase Rights held by an Acquiring Person are null and void and may not be exercised.
Exercise Price
The date when the Purchase Rights separate from our common stock and become exercisable is referred to herein as the “Distribution Date.” After the Distribution Date, each Purchase Right will entitle the holder to purchase one-hundredth (1/100th) of a Series A Preferred Share for $71.60, subject to adjustment, or the Exercise Price. Each one-hundredth (1/100th) of a Series A Preferred Share has economic terms similar to that of one share of our common stock. The Exercise Price payable, and the number of Series A Preferred Shares or other securities or other property issuable upon exercise of the Purchase Rights will be subject to adjustment from time to time to prevent dilution in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Shares. No fractional shares will be issued (other than fractions which are integral multiples of the number of one one-hundredth (1/100th) of a Series A Preferred Share issuable upon the exercise of one Purchase Right, which may, at our election, be evidenced by depositary receipts), and in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred Shares on the last trading day prior to the date of exercise.
Consequences of a Person or Group Becoming an Acquiring Person
•Flip-In. If a person or group becomes an Acquiring Person, all holders of Purchase Rights except the Acquiring Person or its affiliates may, for the Exercise Price, purchase shares of our common stock with a market value of twice the Exercise Price.
•Exchange. In lieu of “flip-in” feature described above, the Board may, at its option at any time after a person or group becomes an Acquiring Person, exchange the Purchase Rights (other than Purchase Rights owned by the Acquiring Person or its affiliates), in whole or in part, for shares of our common stock at an exchange ratio of one share of our common stock per Purchase Right (subject to adjustment).
•Flip-Over. If we are later acquired in a merger or similar transaction after the Distribution Date, all holders of Purchase Rights except the Acquiring Person or its affiliates may purchase, for the Exercise Price, a number of shares of our common stock of the person engaging in the transaction having a market value of twice the Exercise Price.
Series A Preferred Share Provisions
Each Series A Preferred Share, if issued:
•will not be redeemable;
•when and if any dividend is declared on our common stock, entitle the holder to a preferential quarterly dividend payment equal to 1,000 times the aggregate per share price of all cash and non-cash dividends declared per share of our common stock;
•will entitle the holder upon liquidation either to receive $1,000 plus an amount equal to accrued and unpaid dividends and distributions thereon or an aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of our common stock;
•will have 1,000 votes, voting together with the our common stock;
•if shares of our common stock are exchanged via merger, consolidation, or a similar transaction, will entitle the holder to a per share payment equal to 1,000 times the amount of consideration received per share of our common stock; and

•would rank junior to any other series of the Company’s preferred stock.
Expiration; Amendment
The Purchase Rights will expire on the Final Expiration Date, unless the Purchase Rights are earlier redeemed or exchanged by us. The terms of the Rights Agreement may be amended by our board without the consent of the holders of the Purchase Rights. After a person or group becomes an Acquiring Person, our board may not amend the Rights Agreement in a way that adversely affects holders of the Purchase Rights.
Redemption
The board may redeem the Purchase Rights for $0.001 per Purchase Right at any time prior to the earlier of (i) such time as any person or group becomes an Acquiring Person or (ii) the close of business on the Final Expiration Date. Following the expiration of the above periods, the Purchase Rights become nonredeemable. If the board redeems any Purchase Rights, it must redeem all of the Purchase Rights. Once the Purchase Rights are redeemed, the only right of the holders of Purchase Rights will be to receive the redemption price of $0.001 per Purchase Right. The redemption price will be adjusted if we effect a stock split or stock dividend of our common stock.
Miscellaneous
Purchase Rights have the benefit of certain customary anti-dilution provisions.
The Rights Agreement does not contain any dead-hand, slow-hand, no-hand or similar feature that limits the ability of a future board to redeem the Purchase Rights. Until a Purchase Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.
Anti-Takeover Provisions
Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
•before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
In general, Section 203 defines a “business combination” to include the following:
•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.
In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the entity or person’s affiliates and associates, beneficially owns, or is an affiliate or associate of the corporation and within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.
Restated Certificate and Bylaws
Among other things, our Restated Certificate and Bylaws:
•permit our board of directors to issue up to 9,500,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control;
•permit our board of directors to issue up to 500,000 Series A Preferred Shares, with the rights, preferences and privileges as designated pursuant to the Certificate of Designation;
•provide that the authorized number of directors may be changed only by resolution of our board of directors;

•provide that our board of directors will be classified into three classes of directors;
•provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least a majority of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;
•provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;
•require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;
•provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;
•provide that special meetings of our stockholders may be called only by the chairman of our board of directors, our chief executive officer or president or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and
•do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.
The amendment of any of these provisions require approval by the holders of at least 66 2/3% of the voting power of all of our then-outstanding common stock entitled to vote generally in the election of directors, voting together as a single class.
The combination of these provisions make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.
These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.
Choice of Forum
Our Restated Certificate provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action or proceeding commenced by any of our stockholders (including any class action) asserting a breach of fiduciary duty owed, or other wrongdoing, by any director, officer, employee or agent to us or our stockholders; (iii) any action or proceeding commenced by any of our stockholders (including any class action) asserting a claim against us arising pursuant to the DGCL or our Restated Certificate or our Bylaws; (iv) any action or proceeding commenced by any of our stockholders (including any class action) to interpret, apply, enforce or determine the validity of our Restated Certificate or our Bylaws; or (v) any action or proceeding commenced by any of our stockholders (including any class action) asserting a claim against us that is governed by the internal affairs doctrine.
Our Restated Certificate further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
Limitation of Liability and Indemnification of Officers and Directors
Our Restated Certificate provides that, to the fullest extent permitted by applicable law, our directors will not be liable for monetary damages.
Our Restated Certificate and our Bylaws provide that we must indemnify our directors and executive officers to the fullest extent authorized by the DGCL. We believe that the limitation on liability and indemnification provisions are useful to attract and retain qualified directors and executive officers. However, these provisions may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and executive officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and executive officers pursuant to these indemnification provisions.